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                                  EXHIBIT 99.28


Diodes Incorporated
FOR IMMEDIATE RELEASE

Diodes, Inc. Announces Conference Call To Discuss Second Quarter Financial
Results

Westlake Village, California -- July 18, 2001 -- Diodes Incorporated (Nasdaq:
DIOD), a leading manufacturer and supplier of high quality discrete semiconductors, primarily to the communications, computing, electronics and automotive industries, will host a conference call at 9 a.m. PDT (12 noon EDT) on Tuesday, July 31st to discuss results for the second quarter of FY 2001.

Joining C.H. Chen, President and CEO of Diodes, Inc., will be Mark King, Vice President of Sales and Marketing, and Carl Wertz, Chief Financial Officer. The Company plans to distribute its earnings announcement on Business Wire that same day at 6 a.m. PDT (9 a.m. EDT).

This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes' website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 90 days.

About Diodes Incorporated

Diodes, Inc. (Nasdaq: DIOD) is a leading manufacturer and supplier of high-quality discrete semiconductor products, serving the communications, computer, electronics and automotive markets. The Company operates two Far East subsidiaries, Diodes-China (QS-9000 & ISO-14001 certified) in Shanghai and Diodes-Taiwan (ISO-9000 certified) in Taipei. Diodes-China's manufacturing focus is on surface-mount devices destined for wireless devices, notebook computers, pagers, PCMCIA cards and modems, among others. Diodes-Taiwan is our Asia-Pacific sales, logistics and distribution center. The Company's newly acquired 5" wafer foundry, Diodes-FabTech (QS-9000 certified), specializes in Schottky products and is located just outside Kansas City, Missouri. The Company's ISO-9000 corporate sales, marketing, engineering and logistics headquarters is located in Southern California. For further information, visit the Company's website at http://www.diodes.com.

Source: Diodes Incorporated

CONTACT: Crocker Coulson, Partner, Coffin Communications Group; (818) 789-0100 e-mail: crocker.coulson@coffincg.com or Carl Wertz, Chief Financial Officer, Diodes Incorporated; (805) 446-4800

Recent news releases, annual reports, and SEC filings are available at the Company's website: http://www.diodes.com. Written requests may be sent to Investor Relations, Diodes Incorporated, 3050 E. Hillcrest Drive, Westlake Village, CA 91362, or they may be e-mailed to: diodes-fin@diodes.com.



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